Exhibit 99.1

Aeglea BioTherapeutics Reports First Quarter 2022 Financial Results and Provides Program Updates

Pegzilarginase BLA submitted to the FDA; if approved, pegzilarginase would be the first FDA-approved treatment for Arginase 1 Deficiency

Additional PEACE data supporting potential efficacy of pegzilarginase presented at SIMD

Enrollment continues in Phase 1/2 trial of AGLE-177; IND now open for U.S. site initiation

Austin, Texas, May 5, 2022 - Aeglea BioTherapeutics, Inc. (NASDAQ:AGLE), a clinical-stage biotechnology company developing a new generation of human enzyme therapeutics as innovative solutions for rare metabolic diseases, today announced financial results for the first quarter 2022 and provided program updates.

“We have started off 2022 with significant progress in both our clinical programs. With AGLE-177, we were pleased to see total homocysteine lowering in all patients in our first, low dose cohort and we look forward to sharing clinical data later this year. This program is another example of innovation with human enzyme therapies and has the potential to address a significant unmet need,” said Anthony Quinn, M.B., Ch.B., Ph. D., president and chief executive officer of Aeglea. “I’m also proud of the work we have done with our pegzilarginase program enabling our recent BLA submission to the FDA with what we believe are very compelling data to support approval for the treatment of Arginase 1 Deficiency. Some of these data were presented recently at the SIMD Annual Meeting, providing additional insight into the potential positive impact of pegzilarginase treatment. We look forward to working with the FDA throughout the review of our BLA as they assess the potential effectiveness of pegzilarginase in addressing the unmet need that impacts the lives of Arginase 1 Deficiency patients and their families.”

Program Updates

Pegzilarginase in Arginase 1 Deficiency

•	Submitted a Biologics License Application (BLA) to the U.S. Food and Drug Administration (FDA) for pegzilarginase for the treatment of Arginase 1 Deficiency (ARG1-D).
o	Requested Priority Review at the time of submission.
•

Presented new data from the PEACE Phase 3 clinical trial at the Society for Inherited Metabolic Disorders (SIMD) Annual Meeting, including patient-level outcomes, results from additional secondary endpoints and previously announced topline results. Highlights of the data presented include:

o

76.7% reduction in mean plasma arginine in pegzilarginase treated patients compared to placebo (p<0.0001); normal plasma arginine levels achieved in 90.5% of pegzilarginase treated patients compared to no patients receiving placebo.

o	Eleven patients (65%) treated with pegzilarginase reached or exceeded response criteria for ≥1 mobility assessment compared to four patients (44%) receiving placebo.
o	Eight patients (47%) treated with pegzilarginase met or exceeded prespecified clinical response criteria for ≥2 mobility assessments compared to no patients receiving placebo.

o

In a post hoc analysis correcting for a missed assessment that was improperly scored as 0 rather than “not assessed,” the least squares mean Gross Motor Function Measure Part D score of patients treated with pegzilarginase improved from baseline by 2.25 units compared to placebo (p=0.0896).

o	Pegzilarginase treated patients showed statistically significant biochemical improvements in measures of ornithine and guanidino compounds compared to placebo.
•	On track to submit a Marketing Authorization Application (MAA) to the European Medicines Agency (EMA) in 2022.

AGLE-177 in Homocystinuria

•

Working to initiate U.S. sites to support enrollment in the ongoing Phase 1/2 clinical trial and a potential pivotal Phase 3 trial after opening an Investigational New Drug (IND) application with the FDA.

•	Expect to announce Phase 1/2 clinical data in the second half of 2022.

First Quarter 2022 Financial Results

As of March 31, 2022, Aeglea had available cash, cash equivalents, marketable securities and restricted cash of $68.6 million. The Company expects its cash, cash equivalents and investments will enable it to fund its operating expenses and capital expenditure requirements into the first quarter of 2023.

Aeglea recognized development fee revenues of $1.4 million in the first quarter of 2022, as a result of its license and supply agreement with Immedica for the commercial rights to pegzilarginase in certain territories outside the U.S. The revenues recorded in the first quarter of 2022 are related to the PEACE Phase 3 trial and BLA package. Aeglea recognized no revenue for the first quarter of 2021.

Research and development expenses totaled $17.0 million for the first quarter of 2022 and $11.9 million for the first quarter of 2021. The increase was primarily associated with expenses related to the BLA submission, management and dosing of ongoing patients in the PEACE Phase 3 trial, and increased enrollment in our Phase 1/2 trial of AGLE-177 for the treatment of patients with Homocystinuria.

General and administrative expenses totaled $8.8 million for the first quarter of 2022 and $6.4 million for the first quarter of 2021. This increase was primarily due to ramping-up the Company’s commercial capabilities and infrastructure as well as personnel expenses.

Net loss totaled $24.4 million and $18.2 million for the first quarter of 2022 and 2021, respectively, with non-cash stock compensation expense of $2.1 million and $1.8 million for the first quarter of 2022 and 2021, respectively.

About Pegzilarginase in Arginase 1 Deficiency

Pegzilarginase is a novel recombinant human enzyme engineered to degrade the amino acid arginine and has been shown to rapidly and sustainably lower levels of the amino acid arginine in plasma. Aeglea is developing pegzilarginase for the treatment of people with Arginase 1 Deficiency (ARG1-D), a rare debilitating and progressive disease characterized by the accumulation of arginine. ARG1-D presents in early childhood and patients experience spasticity, seizures, developmental delay, intellectual disability and early mortality.

The PEACE Phase 3 clinical trial met its primary endpoint with a 76.7% reduction in mean plasma arginine compared to placebo. Additionally, 90.5% of pegzilarginase treated patients achieved normal plasma arginine levels. The arginine lowering was accompanied by a positive trend in Gross Motor Function Measure Part E, a measure of patient mobility. Aeglea’s Phase 1/2 and Phase 2 Open-Label Extension (OLE) data for pegzilarginase in patients with ARG1-D demonstrated clinical improvements and sustained lowering of plasma arginine. Pegzilarginase has received multiple regulatory designations, including Rare Pediatric Disease, Breakthrough Therapy, Fast Track and Orphan Drug designations from the U.S. Food and Drug Administration as well as Orphan Drug Designation from the European

Medicines Agency.

About AGLE-177 in Homocystinuria

AGLE-177 is a novel recombinant human enzyme, which is engineered to degrade the amino acid homocysteine and its dimer, homocystine. AGLE-177 is currently being studied in a Phase 1/2 clinical trial for the treatment of patients with Classical Homocystinuria, a rare inherited disorder of methionine metabolism that results in elevated levels of total homocysteine. Homocysteine accumulation plays a key role in multiple progressive and serious disease-related complications, including thromboembolic vascular events, skeletal abnormalities (including severe osteoporosis), developmental delay, intellectual disability, lens dislocation and severe near sightedness. Preclinical data demonstrated that AGLE-177 improved important disease-related abnormalities and survival in a mouse model of Homocystinuria. AGLE-177 has received both U.S. and EU Orphan Drug Designation as well as U.S. Rare Pediatric Disease Designation.

About Aeglea BioTherapeutics

Aeglea BioTherapeutics is a clinical-stage biotechnology company redefining the potential of human enzyme therapeutics to benefit people with rare metabolic diseases with limited treatment options. In April 2022, Aeglea announced it had submitted a Biologics License Application to the FDA for its lead product candidate, pegzilarginase, in patients with Arginase 1 Deficiency. Pegzilarginase achieved the primary endpoint of arginine reduction in the PEACE Phase 3 clinical trial and has received both Rare Pediatric Disease and Breakthrough Therapy Designations. Aeglea also has an ongoing Phase 1/2 clinical trial of AGLE-177 for the treatment of Homocystinuria. AGLE-177 has been granted Rare Pediatric Disease Designation. Aeglea has an active discovery platform focused on engineering small changes in human enzymes to have a big impact on the lives of patients and their families. For more information, please visit http://aeglea.com.

Safe Harbor / Forward Looking Statements

This press release contains "forward-looking" statements within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as: "anticipate," "intend," "plan," "goal," "seek," "believe," "project," "estimate," "expect," "strategy," "future," "likely," "may," "should," "will" and similar references to future periods. These statements are subject to numerous risks and uncertainties that could cause actual results to differ materially from what we expect. Examples of forward-looking statements include, among others, statements we make regarding our ability to obtain regulatory approval for, and commercialize, pegzilarginase, recognize milestone and royalty payments from our agreement with Immedica, the timing and success of our clinical trials and related data, the timing and expectations for regulatory submissions and approvals, including the FDA’s review of our BLA for pegzilarginase and the timing of the MAA for pegzilarginase, timing and results of meetings with regulators, the timing of announcements and updates relating to our clinical trials and related data, our ability to enroll patients into our clinical trials, the expected impact of the COVID-19 pandemic on our operations and clinical trials, success in our collaborations, the length of time that we believe our existing cash resources will fund operations, the potential addressable markets of our product candidates and the potential therapeutic benefits and economic value of our lead product candidate or other product candidates. Further information on potential risk factors that could affect our business and its financial results are detailed in our most recent Quarterly Report on Form 10-Q for the quarter ended March 31, 2022 filed with the Securities and Exchange Commission (SEC), and our other reports as filed with the SEC. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

Contact Information:

Investors & Media

Kelly Boothe, Ph.D.
Vice President, Investor Relations & Corporate Communications
512.399.5458
investors@aeglea.com

media@aeglea.com

Financials

Aeglea BioTherapeutics, Inc.
Consolidated Balance Sheets
(In thousands, except share and per share amounts)

	March 31,	December 31,
	2022	2021
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$ 14,637	$ 15,142
Marketable securities	52,088	77,986
License and development receivables	1,012	815
Prepaid expenses and other current assets	4,859	4,948
Total current assets	72,596	98,891
Restricted cash	1,828	1,838
Property and equipment, net	4,234	4,549
Operating lease right-of-use assets	3,712	3,806
Other non-current assets	800	842
TOTAL ASSETS	$ 83,170	$ 109,926

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	$ 2,981	$ 3,319
Operating lease liabilities	457	436
Deferred revenue	2,069	2,359
Accrued and other current liabilities	10,791	14,030
Total current liabilities	16,298	20,144
Non-current operating lease liabilities	4,467	4,608
Deferred revenue, net of current portion	740	1,217
Other non-current liabilities	8	16
TOTAL LIABILITIES	21,513	25,985

STOCKHOLDERS’ EQUITY
Preferred stock, $0.0001 par value; 10,000,000 shares authorized as of March 31, 2022 and December 31, 2021; no shares issued and outstanding as of March 31, 2022 and December 31, 2021	—	—
Common stock, $0.0001 par value; 500,000,000 shares authorized as of March 31, 2022 and December 31, 2021; 49,419,873.00 and 49,355,130.00 shares issued and outstanding as of March 31, 2022 and December 31, 2021, respectively	5	5
Additional paid-in capital	428,050	425,765
Accumulated other comprehensive loss	(153)	(20)
Accumulated deficit	(366,245)	(341,809)
TOTAL STOCKHOLDERS’ EQUITY	61,657	83,941
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$ 83,170	$ 109,926

Aeglea BioTherapeutics, Inc.

Consolidated Statements of Operations

(In thousands, except share and per share amounts)

	Three Months Ended March 31,
	2022	2021
Revenue:
Development fee	$ 1,362	$ —
Total revenue	1,362	—

Operating expenses:
Research and development	16,978	11,855
General and administrative	8,825	6,354
Total operating expenses	25,803	18,209
Loss from operations	(24,441)	(18,209)

Other income (expense):
Interest income	35	22
Other income (expense), net	(30)	(31)
Total other income (expense)	5	(9)
Net loss	$ (24,436)	$ (18,218)

Net loss per share, basic and diluted	$ (0.37)	$ (0.28)
Weighted-average common shares outstanding, basic and diluted	65,996,161	65,604,336